UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

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WEX INC.
(Name of Registrant as Specified In Its Charter)

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WEX INC.

April 19, 2013

Dear Fellow Stockholders,

You are invited to attend the WEX Inc., formerly “Wright Express Corporation,” 2013 annual meeting of stockholders. The meeting will be held on Friday, May 17, 2013, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine.

At the meeting we will:

•	elect two directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, and

•	consider any other business properly coming before the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

On behalf of the Board of Directors and the employees of WEX Inc., we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Michael E. Dubyak
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

WEX INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

April 19, 2013

The 2013 annual meeting of stockholders of WEX Inc. will be held on Friday, May 17, 2013, at 8:00 a.m., Eastern Time, at the WEX Inc. Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106. At the meeting we will:

•	elect two directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, and

•	consider any other business properly coming before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 17, 2013:

The proxy statement and annual report to stockholders are available our investor relations webpage at: http://ir.wexinc.com/phoenix.zhtml?c=186699&p=irol-proxy

Stockholders who owned shares of our common stock at the close of business on March 19, 2013 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

i

This proxy statement describes the proposals on which you may vote as a stockholder of WEX Inc. It contains important information to consider when voting.

The Company’s board of directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 19, 2013.

Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES

Stockholders who owned the Company’s common stock at the close of business on March 19, 2013, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 38,778,252 shares of common stock outstanding on the record date.

How do I vote?

•	You may vote by mail if you hold your shares in your own name.

You do this by completing, signing and dating your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	You may vote in person at the meeting.

We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in “street name,” you must request a proxy from your bank, broker or other nominee in order to vote at the meeting. Holding shares in street name means you hold them through a bank, broker or other nominee, and as a result, the shares are not held in your individual name but through someone else.

If you hold your shares in street name, you should follow the instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet.

How do I vote my shares held in the WEX Inc. Employee Savings Plan?

If you participate in our WEX Inc. Employee Savings Plan, commonly referred to as the “401(k) Plan,” shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted automatically by the trustee in accordance with your instruction, if it is received by May 14, 2013. Otherwise, if you do not provide instructions, the share equivalents credited to your account will not be voted by the trustee.

Please refer to the “Information about Voting Procedures” section.

PROPOSALS TO VOTE ON

ITEM 1.	ELECTION OF DIRECTORS

Our nominees for director this year are:

•	Kirk Pond

•	Shikhar Ghosh

Each nominee is presently a director of the Company and has consented to serve a new three-year term.

We recommend a vote FOR these nominees.

ITEM 2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “named executive officers” or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. The “Executive Compensation” section of this proxy statement including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2012.

WEX’s philosophy regarding executive compensation is straightforward: reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. Reflecting our pay-for-performance philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance.

In 2012, we made significant strides in executing against our multi-pronged strategy of expanding our U.S. fleet business, diversifying our revenue stream, and further developing our international business. Total revenue grew 13% while adjusted net income, a key non-GAAP metric used as a performance goal in our compensation program,1 increased 12% to $4.06 from $3.64 per diluted share in 2011. The combined achievement under the short-term incentive program, or STIP, resulted in the U.S. NEOs receiving a STIP payment of between 88 and 93% of target. As a result of the STIP payments, our NEOs’ total cash compensation, on average, approximated the 50th percentile of the market data provided by our consultants. This compensation is generally consistent with our overall business performance for 2012, which was in the third quartile for revenue and net income growth and top quartile for total shareholder return compared to our peer group.

Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to WEX Inc.’s named executive officers, as disclosed in accordance with the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

[1]	Please refer to Compensation Discussion and Analysis for an explanation of adjusted net income and refer to note 21 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 (pages 97-99) for a reconciliation to net income.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board (or any committee of the Board), create or imply any change to the fiduciary duties of the Company or the Board (or any committee of the Board), or create or imply any additional fiduciary duties for the Company or the Board (or any committee of the Board). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board has decided that the Company will hold an annual advisory vote on the compensation of our named executive officers.

We recommend a vote FOR approval of the compensation of our named executive officers.

ITEM 3.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

The Audit Committee of the Board has selected Deloitte & Touche LLP, or D&T, as the independent registered public accounting firm for the Company’s fiscal year 2013. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

If this proposal is not approved by our stockholders at the 2013 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.

We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

OTHER BUSINESS

We know of no other business to be considered at the meeting, and the deadline for stockholders to submit proposals or nominations has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy, then, Michael E. Dubyak or Steven A. Elder will vote your shares on those matters according to his best judgment.

THE BOARD OF DIRECTORS

BOARD LEADERSHIP

Our Board is led by our Chairman, Mr. Dubyak, who is also our President and Chief Executive Officer. The Chairman leads all meetings of the Board at which he is present, sets meeting schedules and agendas and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed by the Board.

In addition to our Chairman, the Board has appointed Dr. Moriarty as our Vice Chairman and Lead Director. Dr. Moriarty chairs meetings of the independent directors in executive session and chairs any meetings at which the Chairman is not present. In addition, he facilitates communications between other members of the Board and the Chairman. The Lead Director is authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Dr. Moriarty aids in the preparation of meeting agendas and is authorized to meet with stockholders as a representative of the independent directors.

Our Board believes that having one person serve as chairman and chief executive officer allows that individual to use his substantial knowledge gained from both roles to lead the Company most effectively, and to provide strong and consistent leadership, without risking overlap or conflict of roles. Our chief executive officer is also more familiar with our business and strategy than an independent, non-employee chairman would be and is thus better positioned to focus the Board’s agenda on the key issues facing the Company. Our Board further believes that with the appointment of Dr. Moriarty as our Vice Chairman and Lead Director, the Board has in place a leadership structure that provides an independent view of governance and business-related matters for both stockholders and other parties.

THE BOARD’S ROLE IN RISK OVERSIGHT

Our Board oversees our risk management processes directly, and through a risk management program overseen by the Company’s Senior Vice President, General Counsel and Corporate Secretary, who reports directly to the Chief Executive Officer. Risks are identified and prioritized by our management, and a report of those risks are presented to the full Board on a quarterly basis. In general, our Board oversees risk management activities relating to business strategy, operations, financial, legal and hazard risks; our Audit Committee oversees the process by which risks are managed and reported to the Board, as well as activities related to financial controls and legal and corporate compliance. Risks may also be delegated to other committees of the Board as appropriate based on the nature of any particular risk.

MEMBERS OF THE BOARD OF DIRECTORS

Regina O. Sommer Age 55 Class I Director Since 2005 Term Expires 2015	Since March 2005, Ms. Sommer has been a financial and business consultant. From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. From October 1999 to April 2011, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers. Ms. Sommer served on the Board of SoundBite Communications, Inc. from 2006 until May 2012, where she was the chair of the Audit Committee and a member of the Compensation Committee. In addition, she has sat on the board of Insulet Corporation since 2008, a publicly held provider of an insulin infusion system for people with insulin-dependent diabetes. She also serves on Insulet’s Audit Committee and is the chair of the Nominating Committee. Ms. Sommer also sat on the Board of ING Direct from January 2008 until February 2012, and served as a member of the Audit, Risk Oversight & Investment and the Governance & Conduct Review Committees.

The Board concluded that Ms. Sommer is well suited to serve as a director of the Company because of her past experience as the chief financial officer of two publicly-traded companies. In addition, she brings significant financial expertise across a broad range of industries relevant to the Company’s business, including banking, software development and auditing.

Jack VanWoerkom Age 59 Class I Director Since 2005 Term Expires 2015	Mr. VanWoerkom was employed by The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary from June 2007 until his retirement in June 2011. Previously, Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2003 to June 2007. Before that, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples from March 1999 to March 2003.

The Board concluded that Mr. VanWoerkom is well suited to serve as a director of the Company because of his experience with international operations, corporate governance and corporate transactions.

George L. McTavish Age 71 Class I Director Since 2007 Term Expires 2015	From October 2004 until his retirement in October 2012, Mr. McTavish served as the Chairman and CEO of Source Medical Corporation, an outpatient information solutions and services provider for ambulatory surgery centers and rehabilitation clinics. Before joining Source Medical, Mr. McTavish served as Chairman and CEO of BenView Capital, a private investment company, from December 2001 to October 2004. Prior to BenView, Mr. McTavish was a full-time consultant for Welsh Carson Anderson & Stowe, an investment buy-out firm in New York City. From 1987 to 1997, Mr. McTavish was Chairman and CEO of Comdata, a provider of information services, financial services and software to the transportation industry. Following the acquisition of Comdata Corporation by Ceridian Corporation in 1995, he was also named as an EVP of Ceridian. He had joined Comdata after serving as chairman and CEO of Hogan Systems, a provider of enterprise software systems to the banking and financial services industries. Mr. McTavish is also a member of the boards of directors of several private businesses.

The Board concluded that Mr. McTavish is well suited to serve as a director of the Company because of his experience as the Chairman and CEO of an information services company and experience as the CEO of several large organizations.

Shikhar Ghosh Age 55 Class II Director Since 2005 Term Expires 2013	Since August 2008, Mr. Ghosh has been a Professor in the Entrepreneurial Management Unit of Harvard Business School. From June 2006 until December 2007, Mr. Ghosh was the chief executive officer of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit cards. Mr. Ghosh is also currently the Chairman of two venture-backed companies, Rave Mobile Safety and Skyhook Wireless. Rave Mobile Safety builds mobile applications for universities, Skyhook is developing a national positioning system based on WiFi technology. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the chief executive officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

The Board concluded that Mr. Ghosh is well suited to serve as a director of the Company because of his experience with various technology- related ventures and record of founding companies that have operated in emerging markets.

Kirk P. Pond Age 68 Class II Director Since 2005 Term Expires 2013	From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent, international semiconductor companies. He was the Chairman of the Board of Directors of that company from March 1997 until June 2006 and retired from its board in May 2007. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Mr. Pond had also held executive management positions with Texas Instruments and Timex Corporation. Mr. Pond is also a former director of the Federal Reserve Bank of Boston. Mr. Pond has been a director of Brooks Automation, Inc., a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries, since 2007, where he serves on the compensation and nominating and governance committees. Mr. Pond has also been a director of Sensata Technologies Holding N.V., a sensor and electrical protection device manufacturer, since March 2011 and serves on the audit and compensation committees.

The Board concluded that Mr. Pond is well suited to serve as a director of the Company because of his experience directing a large, publicly traded company with international operations and experience with the technology industry.

Rowland T. Moriarty Age 66 Class III Director Since 2005 Term Expires 2014

Dr. Moriarty served as the non-executive Chairman of the Board of Directors of WEX Inc. from 2005 until May 2008 and has served as the Vice Chairman and Lead Director since May 2008. He has been Chairman and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992,

Dr. Moriarty was a professor of business administration at Harvard Business School. Dr. Moriarty has served on the Boards of Directors of Staples, Inc., an office products company, CRA International, Inc., an economic, financial and management consulting services firm and Virtusa Corporation, a global information technology services company, since 1986, 2002 and 2006, respectively.

The Board concluded that Mr. Moriarty is well suited to serve as a director of the Company because of his experience across a broad spectrum of industries gained as the chairman of CRA International, Inc., as well as his experience as a member of the board of directors of other publicly-traded companies.

Michael E. Dubyak Age 62 Class III Director Since 2005 Term Expires 2014	Mr. Dubyak has served as our President and Chief Executive Officer since August 1998 and was elected as Chairman of the Board of Directors in May 2008. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. From January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, marketing services, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the payment processing, information management services and vehicle fleet and fuel industries.

The Board concluded that Mr. Dubyak is well suited to serve as a director of the Company because of his long experience with the Company and knowledge of the fleet card and payment processing industries.

Ronald T. Maheu Age 70 Class III Director Since 2005 Term Expires 2014	Mr. Maheu retired in July 2002 from PricewaterhouseCoopers, where he was a senior partner since 1998. Since 2002, Mr. Maheu has been a financial and business consultant. Mr. Maheu was a founding member of Coopers & Lybrand’s board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the U.S. and global boards of partners and principals of PricewaterhouseCoopers until June 2001. Since January 2003, Mr. Maheu has served on the Board of Directors and serves on the Audit, Executive and Governance Committees of CRA International, Inc., an international consulting firm headquartered in Boston, Massachusetts. Mr. Maheu also serves on the Board of Directors and the Audit Committee of Virtusa Corporation, a global information technology services company.

The Board concluded that Mr. Maheu is well suited to serve as a director of the Company because of his experience with public accounting and subsequent experience as a member of the board of directors of several publicly-traded companies.

NUMBER OF DIRECTORS AND TERMS

Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that our Board shall consist of such number of directors as from time to time is fixed exclusively by resolution of the Board. Currently, the Board has fixed the size of the Board at eight directors, who serve staggered terms as follows:

•

each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

BOARD AND COMMITTEE MEETINGS

The Board held 11 meetings in 2012. Each of our directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the Board committees on which he or she served in 2012. Our independent directors meet in executive session in at least one regularly scheduled in-person Board meeting each year. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All of our directors attended the 2012 annual meeting of stockholders.

Our Board has created the following committees:

NAME OF COMMITTEE AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	NUMBER OF MEETINGS IN 2012
Audit
Ronald T. Maheu (Chair) George L. McTavish Kirk P. Pond Regina O. Sommer	The Audit Committee must be comprised of at least three directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements and internal control over financial reporting. All members of the Audit Committee are independent under the applicable rules of the New York Stock Exchange, or the NYSE, and the applicable rules of the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board has determined that Mr. Maheu qualifies as an “audit committee financial expert.”	10
Compensation
Kirk P. Pond (Chair) Shikhar Ghosh Regina O. Sommer Jack VanWoerkom	The Compensation Committee must be comprised of at least two directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the applicable rules of the NYSE.	7
Corporate Governance
Jack VanWoerkom (Chair) Shikhar Ghosh Rowland T. Moriarty	The Corporate Governance Committee is comprised of that number of directors as our Board shall determine. The Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the applicable rules of the NYSE.	4

Finance Committee
Rowland T. Moriarty (Chair) Michael E. Dubyak Ronald T. Maheu George L. McTavish	The Finance Committee is comprised of that number of directors as our Board shall determine. The Finance Committee’s responsibilities include advising the Board and the Company’s management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures. The Finance Committee also oversees the Company’s debt or equity financings, credit arrangements, investments, and capital structure and capital policies.	9

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee (the members of which are listed in the table in the “Board and Committee Meetings” section) is or was one of our or our subsidiaries’ former officers or employees. During 2012, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

DIRECTOR COMPENSATION

2012 Non-Employee Director Compensation Plan In 2011, at the request of the compensation committee, Pearl Meyer and Partner, or PM&P, conducted a thorough analysis of our director compensation programs including peer group and general market comparisons and provided the committee with recommendations on changes to meet the following objectives of the compensation plan:

• Attract and retain directors

• Compensate our directors for the investment of time they make to support the Company

• Align director compensation with stockholder interests

Annual Cash Retainers

The Company pays each non-employee board member the following annual cash retainer(s) based upon his or her service. Such payments are made in four equal quarterly amounts.

Annual Lead Director Cash Retainer	$75,000
Annual Director Cash Retainer (other than Lead Director)	$50,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$20,000
Finance Committee Chair Cash Retainer	$20,000
Governance Committee Chair Cash Retainer	$15,000
Audit Committee Member Cash Retainer (other than Committee Chair)	$15,000
Compensation Committee Member Cash Retainer (other than Committee Chair)	$10,000
Finance Committee Member Cash Retainer (other than Committee Chair)	$10,000
Governance Committee Member Cash Retainer (other than Committee Chair)	$7,500

To the extent a director is appointed at a time other than the annual stockholders’ meeting, any annual cash retainer is prorated. Employees who serve as directors are not separately compensated for their service on our Board.

Equity Retainers

All directors other than the Lead Director are granted a number of restricted stock units, or RSUs, worth the equivalent of $90,000 at the time of the annual stockholders’ meeting at the then current stock price. Those RSUs vest on the first anniversary of the date of grant. The Lead Director is granted a number of RSUs worth the equivalent of $115,000 at the time of the annual stockholders’ meeting the then current stock price. Those RSUs also vest on the first anniversary of the date of grant.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Shikhar Ghosh	67,500	89,991	157,491
Ronald T. Maheu	87,500	89,991	177,491
George L. McTavish	75,000	89,991	164,991
Rowland T. Moriarty	102,500	114,983	217,483
Kirk P. Pond	83,125	89,991	173,116
Regina O. Sommer	75,000	89,991	164,991
Jack VanWoerkom	72,500	89,991	162,491

(1)

This column is the fair value of stock awards granted on May 18, 2012. The fair value of these awards was determined in accordance with accounting standards based on the closing price of our common stock as reported by the New York Stock Exchange on the day that the award is granted. The aggregate number of RSUs outstanding for each director as of December 31, 2012 is as follows: Mr. Ghosh — 3,286; Mr. Maheu — 3,286; Mr. McTavish — 3,286; Dr. Moriarty — 4,493; Mr. Pond — 3,286; Ms. Sommer —3,286; and Mr. VanWoerkom — 3,286.

Fee Deferral

Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the director 200 days following cessation of Board service.

Expense Reimbursement

Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

NON-EMPLOYEE DIRECTOR OWNERSHIP GUIDELINES

The Compensation Committee has established equity ownership guidelines for all non-employee directors. “Equity” for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all directors are expected to own equity equal in value to at least three times each director’s annual director cash retainer or lead director cash retainer. New directors have three years following their appointment to the Board to achieve this level of ownership. The Compensation Committee assesses progress against the guidelines each year on July 31. All of our non-executive directors exceed the holdings in the guidelines.

PRINCIPAL STOCKHOLDERS

This table shows common stock that is beneficially owned by our directors, our chief executive officer, our named executive officers, our current directors and officers as a group and all persons known to us to own 5 percent or more of the outstanding Company common stock, as of March 18, 2013. The percent of outstanding shares reported below is based on 38,778,252 shares outstanding on March 18, 2013.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

Name and Address(1)	Common Stock Owned (2)	Right To Acquire (3)	Total Securities Owned (4)	Percent of Outstanding Shares
Principal Stockholders:
BlackRock Inc.(5)	2,951,632	—	2,951,632	7.6%
40 East 52nd Street
New York NY 10022
TimesSquare Capital Management, LLC(6)	2,154,491	—	2,154,491	5.6%
1177 Avenue of the Americas — 39th Floor
New York, NY 10036
Wellington Management Company, LLP(7)	3,550,285	—	3,550,285	9.2%
280 Congress Street
Boston, MA 02210
The Vanguard Group, Inc.(8)	2,065,689	—	2,065,689	5.3%
100 Vanguard Blvd
Malvern, PA 19355
Executive Officers and Directors:
Michael E. Dubyak	127,239	49,798	177,037	*
Steven A. Elder	10,316	5,928	16,244	*
Melissa D. Smith	38,060	13,709	51,769	*
David D. Maxsimic	21,827	1,535	23,362	*
Gareth Gumbley	—	—	—	*
George W. Hogan	12,988	1,146	14,134	*
Shikhar Ghosh	2,837	—	2,837	*
Ronald T. Maheu	7,345	—	7,345	*
George L. McTavish	4,437	—	4,437	*
Rowland T. Moriarty(9)	77,467	—	77,467	*
Kirk P. Pond(10)	23,545	—	23,545	*
Regina O. Sommer	4,667	—	4,667	*
Jack VanWoerkom	10,345	—	10,345	*
Directors and Executive Officers as a Group (18 Persons) (11)	388,236	76,008	462,244	1.2%

*	Less than 1%
(1)	Unless otherwise noted, the business address for the individual is care of WEX Inc, 97 Darling Avenue, South Portland, ME 04106.
(2)

Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or that are restricted stock unit holdings. This table does not include the following number of shares which will be acquired by our non-employee directors 200 days after their retirement from our Board: 26,514 shares by Mr. Ghosh; 9,148 shares by Mr. Maheu; 22,106 shares by Mr. McTavish; 11,999 shares by Dr. Moriarty; 6,498 shares by Mr. Pond; 6,564 shares by Ms. Sommer, and 6,606 shares by Mr. VanWoerkom. Certain shares identified in this column are held through brokerage accounts and may be pledged as security.

(3)	Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 18, 2013. Excludes shares that may not be acquired until after May 18, 2013.
(4)	Includes common stock and shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 18, 2013.
(5)

This information was reported on a Schedule 13G/A filed by BlackRock Inc. (“BlackRock”) with the SEC on February 8, 2013. The Schedule 13G/A reported that BlackRock has sole voting power over 2,951,632 shares and has sole power to dispose 2,951,632 shares. The percentage reported is based on the assumption that BlackRock has beneficial ownership of 2,951,632 shares of common stock on March 18, 2013.

(6)

This information was reported on a Schedule 13G/A filed by TimesSquare Capital Management, LLC (“TimesSquare”) with the SEC on February 11, 2013. The Schedule 13G/A reported that TimesSquare has sole voting power over 1,809,291 shares and sole power to dispose of 2,154,491 shares. The percentage reported is based on the assumption that TimesSquare holds 2,154,491 shares of common stock on March 18, 2013.

(7)

This information was reported on a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2013. The Schedule 13G indicates that each has shared voting power over 2,829,972 shares and shared dispositive power over 3,550,285 shares. The percentage reported is based on the assumption that Wellington Management Company, LLP has beneficial ownership of 3,550,285 shares of common stock on March 18, 2013.

(8)

This information was reported on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 11, 2013. The Schedule 13G/A reported that each has sole voting power over 54,467 shares, sole dispositive power over 2,012,922 shares and shared dispositive power over 52,767 shares. The percentage reported is based on the assumption that The Vanguard Group, Inc. has beneficial ownership of 2,065,689 shares of common stock on March 18, 2013.

(9)

Includes 19,000 shares held indirectly through Rubex, LLC and 13,500 shares held indirectly through the Moriarty Family Charitable Trust. Dr. Moriarty is the Chief Investment Officer and Managing Member of Rubex, LLC and disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them. Dr. Moriarty disclaims beneficial ownership of the Moriarty Family Charitable Trust shares except to the extent of his pecuniary interest in them.

(10)

Includes 2,500 shares held indirectly through the Pond Family Foundation; 700 shares held indirectly through the Loretta A. Pond Trust; and 3,000 shares held by Mr. Pond’s spouse. Mr. Pond disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(11)	In addition to the officers and directors named in this table, seven other executive officers were members of this group as of March 18, 2013.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the Board. To assist us in our determination, we reviewed NYSE requirements and our general guidelines for independence, which are part of our corporate governance guidelines.

To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, provided that the Company’s discretionary contributions to such organization are less than the greater of $1 million or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.

Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: Shikhar Ghosh, Ronald T. Maheu, George L. McTavish, Rowland T. Moriarty, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom.

DIRECTOR NOMINATIONS

The Corporate Governance Committee is composed entirely of independent directors as determined by the Board in accordance with its independence guidelines and the listing standards of the NYSE. Among the committee’s responsibilities is recommending candidates for nomination to the Board. In that capacity, the Corporate Governance Committee, unanimously recommended Messrs. Pond and Ghosh for election. Messrs. Ghosh and Pond have served as members of our Board since February 2005.

The Corporate Governance Committee will consider candidates recommended by stockholders as potential director nominees in the same manner as candidates identified by the Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy card for the next annual meeting. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the answer to the question section entitled “How do I submit a stockholder proposal or director nominee for next year’s annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?”

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 17, 2014 nor later than February 14, 2014. However, in the event that the annual meeting is called for a date that is not within 25 days before or after May 17, 2014, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:

                         WEX Inc.

                         Attention: Corporate Secretary

                         97 Darling Avenue

                         South Portland, ME 04106

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee’s charter, each of which is available on our website. In addition, the Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•

Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•

Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

Our Corporate Governance Committee does not have a policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. Our Board currently is comprised of eight directors, one of whom is a woman and another of whom is an Asian Indian. The Corporate Governance Committee intends to be mindful of the diversity, with respect to gender, race and national origin, of our current Board members in connection with future nominations of directors not presently serving on the Board. In addition, our Corporate Governance Committee’s charter provides that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Application of Criteria to Existing Directors

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. In addition, the Corporate Governance Committee considers the existing directors’ performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.

The backgrounds and qualifications of the directors considered as a group are to provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities. The rationale for the Company’s determination that each director is well suited to serve on the Board is specified with his or her respective biographical entry under the “Members of the Board of Directors” section of this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board believes that the Chief Executive Officer and his designees, as well as the Vice Chairman and Lead Director, speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives.

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Vice Chairman and Lead Director shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

If you wish to communicate with the Board or the independent members of the Board, you may send your communication in writing to:

                         Independent Director Communication

                         WEX Inc.

                         Attention: Corporate Secretary

                         97 Darling Avenue

                         South Portland, ME 04106

You should include your name and address in the written communication and indicate whether you are a stockholder.

Governance Disclosures on Our Website

Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at www.wexinc.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:

•	the identity of the lead director at meetings of independent directors;

•	the method for interested parties to communicate directly with the lead director or with the independent directors as a group;

•

the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•

contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDIT COMMITTEE REPORT

The board of directors appointed us as an audit committee to monitor the integrity of WEX’s consolidated financial statements, its system of internal controls and the independence and performance of its internal audit department and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Board, which is available through the investors page of the Company’s website at www.wexinc.com.

Our committee consisted of four non-employee directors at the time that the actions of the committee described in this report were undertaken. Each member of the audit committee is “independent” within the meaning of the New York Stock Exchange rules and Rule 10A-3 under the Securities Exchange Act of 1934. WEX’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WEX’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by WEX’s management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we discussed with representatives of D&T, the Company’s independent registered public accounting firm for fiscal year 2012, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2012. We met with them, with and without WEX management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of WEX’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2012 with management and the independent registered public accounting firm.

We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K related to their audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2013.

We discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of WEX’s accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board, and discussed the disclosures with them, as well as other matters relevant to their independence from management and WEX. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

Based on our review and these meetings, discussions and reports, we recommended to the board of directors that the audited consolidated financial statements for fiscal year 2012 be included in the Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Ronald T. Maheu, Chair

George L. McTavish

Kirk P. Pond

Regina O. Sommer

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2013 fiscal year. D&T has served as the Company’s independent registered public accountant since our initial public offering.

Audit Fees

The following is a description of the fees billed to the Company by D&T for the years ended December 31, 2011 and 2012:

	December 31,
	2011	2012
Audit Fees(1)	$1,789,160	$2,562,758
Audit-Related Fees(2)	234,705	431,444
Tax Fees	—	—
All Other Fees	—	—

Total	$2,023,865	$2,994,202

(1)

These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements, included in the annual report on Form 10-K, reviews of the financial statements included in quarterly reports on Forms 10-Q and audits of our internal control over financial reporting, as well as fees associated with the statutory audits of certain of our foreign entities.

(2)	These are the aggregate fees for professional services by D&T in connection with the audit of the WEX Inc. Employee Savings Plan and SSAE 16 Report and debt offerings.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c)(4) of Regulation S-X). The Chairman of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.

Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

EXECUTIVE OFFICERS

Non-Director Members of the Executive Management Team

Melissa D. Smith Age 44 President, The Americas	Melissa D. Smith has served as our President, the Americas, since January 2012. Before that, she served as President, North America from April 2011 until December 2011. She served as our Chief Financial Officer and Executive Vice President, Finance and Operations from November 2007 to April 2011. Before that, she was our Senior Vice President, Finance and Chief Financial Officer from September 2001 until November 2007. From May 1997 to August 2001, Ms. Smith held various positions of increasing responsibility with the Company. Ms. Smith began her career at Ernst & Young.

David D. Maxsimic Age 53 President, International	David D. Maxsimic has served as our President, International since September 2012. Prior to that, he served as our Executive Vice President, Sales and Marketing from November 2007 until September 2012. Before that, he was our Senior Vice President, Sales and Marketing from January 2003 until November 2007. From November 1997 to January 2003, Mr. Maxsimic held various positions of increasing responsibility with the Company.

Steven Elder Age 44 Senior Vice President and Chief Financial Officer	Steven Elder has served as our Senior Vice President and Chief Financial Officer since April 2011. Before that, he was our Vice President, Corporate Finance and Treasurer since December 2007. Prior to that, he was our Vice President, Investor Relations and Treasurer since September 2005 . Mr. Elder has worked for the Company for over 14 years, during which time he served in a variety of financial roles of increasing responsibility. Mr. Elder began his career at Ernst & Young.

George W. Hogan Age 52 Senior Vice President and Chief Information Officer	George Hogan has been our Senior Vice President and Chief Information Officer since November 2007. He also presently serves as the General Manager of the our FleetOne operations. Mr. Hogan joined WEX in January 2007 as Vice President of Enterprise Architecture. Before that, he was Vice President, Commercial, Loyalty and Back Office Application Development at Visa USA/Inovant, the credit card company, from August 2000 to January 2007.

Jamie Morin Age 48 Senior Vice President, Client Service Operations	Jamie Morin has served as our Senior Vice President, Client Service Operations since January 2007. From August 2005 to December 2006, Ms. Morin served as our Vice President of Business Initiatives Management. From December 1997 to August 2005, she held various positions of increasing responsibility with the Company.

Hilary A. Rapkin Age 46 Senior Vice President, General Counsel and Corporate Secretary	Hilary A. Rapkin has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2005. She has also served as our interim human resources manager since February 2013. From January 1996 to February 2005, Ms. Rapkin held various position of increasing responsibility with the Company. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals and the New England Legal Foundation.

Richard K. Stecklair Age 64 Senior Vice President, Corporate Payment Solutions	Richard K. Stecklair has served as our Senior Vice President, Corporate Payment Solutions since December 2007 and was appointed as an executive officer by our Board of Directors in March 2009. Before that, he was our Vice President, Corporate Fleet Sales from December 2006 until December 2007. From January 2003 until December 2006, Mr. Stecklair served as our Vice President and General Manager, WEX Direct Sales.

Gregory Strzegowski Age 46 Senior Vice President, Corporate Development	Gregory Strzegowski has served as our Senior Vice President, Corporate Development since October 2009. Before that, he was our Vice President, International, Business Development and Mergers and Acquisitions from December 2007 until October 2009. From March 2002 until November 2007, Mr. Strzegowski served as our Vice President and Controller.

Kenneth Janosick Age 51 Senior Vice President, Small Business Solutions	Kenneth Janosick has been our Senior Vice President, Small Business Solutions since December 2010. He joined WEX as Vice President, Product and Marketing in January 2009 and served in that role until December 2010. Before that, Mr. Janosick was a First Vice President at JPMorgan Chase bank from November 2006 until November 2009 with responsibility for Relationship Banking and Investments and the Small Business Division.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our executive officers. The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2012 for the executive officers named in the Summary Compensation Table. We refer to these persons as our “named executive officers” or “NEOs.”

The following discussion includes statements regarding performance targets in the limited context of our compensation programs. These targets should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Executive Summary

WEX’s philosophy regarding executive compensation is straightforward: reward our executives for their contribution to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. The elements of our executives’ total compensation are base salary, cash incentive awards, stock incentive awards, and retirement and other employee benefits. A significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance. The performance measures used in our compensation programs include revenue adjusted for changes in fuel prices and the impact of acquisitions, adjusted net income and other operational and strategic goals. Please refer to the notes to the table of performance objectives for an explanation of how our performances measures that are non-GAAP financial measures are calculated.

2012 was a strong year for WEX. Total revenue grew 13% and adjusted net income grew 12% over 2011. This performance was driven by continued execution against our multi-pronged growth strategy to expand our U.S. Fleet business, diversify our revenue stream, and further develop our international business. Over the past year, we:

•	Increased total fleet transactions 6% from 2011 to 338 million. Payment processing transactions increased 5% to 260.7 million, and transaction processing transactions increased 8% to 77.3 million.

•	Grew our corporate purchase card product to $10.3 billion in purchase volume for the year, a 32% increase from 2011.

•

Diversified our revenues and developed our international business through the acquisition of FleetOne Holding LLC and Subsidiaries as well as CorporatePay Limited in the United Kingdom and a 51% ownership interest in UNIK S.A. in Brazil.

WEX stockholders experienced an increase of 39% in their investment based on total shareholder return as measured from December 31, 2011 to December 31, 2012, approximating the 88th percentile as compared to our peer group (as discussed below under the heading “Peer Group”).

The compensation paid to our NEOs reflects their contribution to WEX’s success in 2012. In order to tie NEO total compensation to the performance of the Company, the 2012 STIP considered financial results relative to a number of goals, including Corporate Adjusted Net Income and revenue adjusted for changes in fuel prices and the impact of acquisitions. Additional goals measured success against factors such as New Product Revenue and International Revenue. The relative weighting of various goals was specific to each NEO’s role and responsibilities. Combined achievement against STIP targets resulted in STIP payments of 88% of target for Messrs. Dubyak and Elder, 91% of target for Mr. Hogan, 93% of target for Ms. Smith and 89% of target for Mr. Maxsimic.

As a result of the STIP payments, our NEOs total cash compensation, on average, approximated the 50th percentile of the market data provided by our consultant in August of 2011. This compensation is generally consistent with our overall performance for 2012, which was in the 75 to 100% quartile as compared to our peer group (defined below) for total shareholder return and in the 25 to 50% quartile for both revenue growth and net income growth.

In 2012, in addition to the cash compensation earned by the NEOs, we made a grant of equity in March 2012 as part of our long-term incentive program, or LTIP. Grants were comprised of 60% of performance based restricted stock units, or PSUs, and 40% of time vested RSUs. To reflect the Company’s focus on profitable growth, the PSUs only vest upon achievement of performance criteria that included either a combination of revenue adjusted for changes in fuel prices and the impact of acquisitions, which we refer to as “PPG Adjusted Revenue,” and Adjusted Net Income objectives for 2012 (for NEOs other than Mr. Maxsimic) or a combination of International Revenue and International Adjusted Net Income Objectives for 2012 (for Mr. Maxsimic). Based on achievement relative to the 2012 performance criteria, 81% of the 2012 LTIP PSUs granted to NEOs have been earned. RSUs and earned PSUs will vest equally in annual installments over three years on the anniversary of the grant date.

In 2010, we also made a grant of equity (referred to below as the “2010 Growth Grant”) designed to support our long-term strategic plan and reward each of the NEOs for his or her contribution to the achievement of plan goals through 2012. Based on 2012 performance, 181% of the 2010 Growth Grant PSUs were earned by all NEOs except for Mr. Elder, who was paid out at 200% because he was not a NEO at the time of award and not subject to the ROIC metric.

On average, over 35% of the NEOs’ 2012 cash compensation was variable and related to Company performance and 62% of their total compensation (including equity) is aligned with the performance of the Company.

Mr. Gumbley resigned from WEX on May 18, 2012, and ceased to be an employee of WEX as of June 30, 2012. He received no 2012 STIP payout and his outstanding LTIP awards were cancelled when he ceased his employment. We provided Mr. Gumbley a payment in lieu of notice totaling $134,414. We have not included Mr. Gumbley in any of the summary statistics outlined above.

The Compensation Committee of the Board, or the Committee, believes that the compensation programs outlined in this CD&A are market competitive and provide the appropriate incentive for the NEOs to achieve above market financial performance for the stockholders.

Other notable aspects of our executive compensation practices include the following:

•	We have stock ownership guidelines for our executives and directors.

•	We have eliminated all perquisites for executives.

•	An independent executive compensation consultant is retained by the Committee each year to provide objective advice to it.

•

We conduct a compensation risk assessment when implementing compensation programs and believe that there is not a reasonable likelihood that our compensation programs present significant risk to the Company.

The Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above target and the stockholders are receiving returns commensurate with that level of performance. We remain focused on our pay-for-performance alignment and vigilant to avoid compensation arrangements that would incent excessive risk taking.

Consideration of 2012 Advisory Vote on Executive Compensation

We have adopted a policy of conducting an annual advisory vote on executive compensation. While this vote is not binding on us, our board of directors and the Committee value the opinions of our stockholders. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management and representatives of our stockholders.

At our 2011 and 2012 annual meetings of stockholders, 92% and 94% of the votes cast, respectively, on the advisory vote on executive compensation proposal were in favor of approval of our named executive officer compensation as disclosed in our proxy statement. The 2011 favorable shareholder advisory vote was considered by the Committee in structuring compensation awards for 2012. The Committee also considered the results of both advisory votes, along with many other business-related strategic factors, in its review of compensation policies and programs prior to structuring compensation awards for 2013. As part of our ongoing efforts to drive outstanding operational and financial performance, we have made minor modifications to our STIP goals and weightings for 2013 to closely align compensation with our strategic plan and corporate goals. The Committee considers the favorable stockholder advisory votes on executive compensation for our NEOs to be indicative of support for its overall compensation strategy and structure.

Compensation Philosophy

WEX is a leading provider of corporate card payment solutions. From our roots as a pioneer in fleet card payments in 1983, WEX Inc. has expanded the scope of its business into a multi-channel provider of corporate payment solutions. WEX Inc. has been publicly traded since February 16, 2005 (NYSE:WEX). Our business model enables us to provide exceptional payment security and control across a spectrum of payment sectors. The experience and performance of our associates, including the members of our executive team, are critical to sustaining this level of differentiation. Our chairman, president and chief executive officer has been with the Company since 1986 and has been instrumental in guiding this approach and in our resulting growth. The other members of our executive team bring significant industry and/or Company experience which is critical to our continued success. Accordingly, in addition to being designed to support our goals of achieving strong year-over-year and long-term growth and stockholder value, our compensation programs reflect the competitive environment in which we operate and our focus on differentiation in the marketplace through continuity of leadership and culture.

Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. We achieve this by structuring our compensation programs to:

•	Attract and retain high-performing talent

•	Drive outstanding operational and financial performance

•	Align executive and stockholder interests for profitable long-term growth

Compensation Objectives

We recognize the role total compensation plays in achieving our objectives of attracting, retaining and motivating our high-performing associates, including our executives, to achieve results. The chart below identifies the compensation elements and method of delivery used to support each of our compensation objectives.

			Primary Objective
Element of Compensation	Reward Period		Attract	Retain	Drive Performance	Align Interests for Growth with Stockholders	Method of Delivery

Base Salary	Ongoing		☒	☒	☐	☐	- Cash

Cash Incentive	Annual	(1)	☒	☒	☒	☒	- Cash

Equity Incentive	Annual	(1)	☒	☒	☒	☒	- Restricted Stock Units - Performance Based Restricted Stock Units - Non Qualified Stock Options

Benefits	Ongoing		☒	☒	☐	☐	- Health and Welfare Benefits - Deferred Compensation Program - 401(k) - Employment Agreements

(1)

Cash and Equity Incentives are generally provided on an annual basis. From time to time, the Committee approves grants of cash or equity to executives in addition to the grants provided under these annual programs in order to reward achievement of critical near-term milestones in the pursuit of long-term growth or to incent the achievement of long-term strategic goals.

We believe the compensation of our executives should, and does, reflect the performance and ultimate success of our Company. In setting compensation levels for each executive, we evaluate total direct compensation (base salary plus short-term incentive at target plus long-term equity incentive at target) against multiple factors including:

•	Company success in achieving pre-determined revenue, adjusted net income and other operational and strategic goals

•	Market and peer group comparison data

•	The value of the unique skills and experience each executive brings to our Company and the importance of his or her continued leadership in the Company

Annually, we reevaluate each compensation element with a focus on total direct compensation. We also evaluate equity ownership levels for each executive. The purpose of this review is to appropriately reward and motivate our executive team to increase stockholder value with a focus on providing compensation at above target levels when Company performance is above target and compensation below target levels when we do not achieve our performance goals.

In evaluating the components of compensation and the metrics used to determine individual and Company performance, the Committee considers whether these factors drive an appropriate level of risk taking. The Committee believes that the mix and design of the elements of compensation incent management to assume appropriate levels of risk to achieve both near-term operational goals and long-term growth. The Committee reviews the strategic, financial, and execution risks and exposures associated with the initiatives that drive our performance based incentive compensation. In addition, the Committee believes the following help ensure an appropriate level of risk in our compensation programs:

•	A competitive base salary, which provides executives with ongoing income

•	Minimum thresholds and maximum performance caps in incentive plans

•	Incentive plan funding based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans

•	The use of both time based and performance based incentives

•	Multi-year vesting of stock compensation to provide value through long-term appreciation of stockholder value

•	Stock ownership guidelines that align executives’ interests with those of our stockholders

Annual Process of the Compensation Committee

The Committee is responsible for review and oversight of executive compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. The Committee meets at least once each quarter. In addition to the four independent directors who serve on the Committee, typical attendance at these meetings includes the Senior Vice President, Human Resources, the Director of Global Total Rewards and the Associate General Counsel and Assistant Corporate Secretary. Mr. Dubyak, our Chairman, President and CEO, generally joins two meetings each year to discuss the mid-year and end-of-year appraisal of his performance with the Committee. Otherwise, he generally does not attend Committee meetings. The Committee also meets in executive session as needed with no members of management present. Only the independent directors are entitled to vote on proposals that come before the Committee.

In the first quarter of each fiscal year, the Committee reviews the Board’s assessment of the CEO’s performance with him and reviews the Company’s results for the prior year. In addition, the Committee approves the following as explained in the Annual Review of Executive Compensation section:

•	Changes to executive base salaries and incentive targets, if any, for the current year

•	STIP payout, if any, for the previous fiscal year

•	STIP design and targets for the current fiscal year

•	Vesting of performance-based stock units granted under the LTIP, if any, for previous years

•	LTIP metrics, targets and grants for the current year

Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets.

The Committee generally conducts its annual review of executive compensation in the third quarter of each year. The Committee is provided a report from the independent compensation consultant who compares the compensation of the Company’s executives to a peer group of companies, details appropriate survey data and provides recommendations for compensation actions to be taken for the upcoming fiscal year.

In the final quarter of each fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation. Included in this presentation is a total direct compensation and wealth accumulation review for each member of the executive team. The review shows proposed total direct compensation in the context of historical compensation and current and projected wealth accumulated through the compensation provided by the Company.

The design of the STIP and LTIP is typically discussed over multiple meetings prior to the actual approval of the plans in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the metric levels and the weightings for each category of metric.

Other items that are addressed on an annual basis include a review of the committee’s charter, compliance with executive and director stock ownership guidelines, and a compensation-related risk assessment.

Role of the Compensation Consultant

In 2012, the Committee engaged PM&P to provide advice regarding the Company’s executive compensation practices. PM&P reported directly to the Committee and the primary services they provided were evaluations of executive officers’ base salaries, annual incentive targets and long-term incentive targets relative to identified peers and the broader market and a recommendation of compensation ranges for each executive officer. PM&P also provided advice on the design of the Company’s incentive plans, a review of Director compensation, assistance in drafting the CD&A and updates regarding legislative and regulatory changes that affect executive compensation. PM&P provided no other services to the Company.

Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors. The Company has provided appropriate funding of the Committee to do so. The Committee regularly reviews its relationship with PM&P, and has determined that PM&P’s work for the Committee did not raise any conflicts of interest, consistent with guidance provided under the Dodd-Frank Act, the SEC and the NYSE. In making this determination, the Committee noted that during 2012:

•	PM&P did not provide any services to the Company or its management other than service to the Committee.

•	Fees from the Company were less than 1% of PM&P’s total revenue.

•	None of the PM&P consultants providing services to the Committee had any business or personal relationship with Committee members.

•	None of the PM&P consultants providing services to the Committee had any business or personal relationship with executive officers of the Company; and

•	None of the PM&P consultants providing services to the Committee directly own Company stock.

Role of the Executive Officers

In approving compensation levels, the Committee considers Mr. Dubyak’s recommendations regarding total direct compensation for the executive officers. Mr. Dubyak provides the Committee with an assessment of each executive officer’s performance to support his recommendations. These assessments include the results of specific operational and strategic goals as well as progress in the area of succession planning and concerns, if any, in the area of retention of the executive officer. Mr. Dubyak does not provide recommendations for his own compensation. Mr. Elder attended meetings as needed to respond to requests for information from the Committee.

Peer Group

The peer group used by the Company in 2011 for the establishment of fiscal year 2012 compensation was developed by PM&P, based on input from management and a review by the Committee. The peer group is generally reviewed each year and modified as needed to reflect our growth and to account for changes due to market consolidation among peers.

The following companies were utilized in PM&P’s executive compensation assessment in the summer of 2011, which was used for establishing 2012 compensation.

Company	2012 Fiscal Year End Market Cap ($M)	2012 Revenue Fiscal Year End ($M)	1-Year Revenue Growth	2012 Fiscal Year End Basic EPS	2012 Fiscal Year End Net Income ($M)	1-Y Net Income Growth	2012 Fiscal Year End Total Assets ($M)	Fiscal Year End
Cardtronics Inc	$1,055	$780	25%	$0.97	$44	-38%	$769	Dec 12
CSG Systems International Inc.	$613	$757	3%	$1.52	$49	16%	$847	Dec 12
Dealertrack Technologies Inc	$1,226	$353	45%	$1.58	$65	-334%	$660	Dec 12
FleetCor Technologies Inc	$4,527	$708	36%	$2.59	$216	47%	$2,722	Dec 12
Global Payments Inc.	$3,337	$2,204	18%	$2.39	$188	-10%	$2,688	May 12
Green Dot Corp	$438	$546	17%	$1.15	$47	-9%	$740	Dec 12
Heartland Payment Systems Inc	$1,140	$2,027	1%	$1.71	$66	50%	$813	Dec 12
Higher One Holdings Inc	$571	$198	12%	$0.68	$37	16%	$191	Dec 12
NetSpend Holdings Inc	$810	$351	15%	$0.23	$19	-43%	$253	Dec 12
Total System Services Inc.	$4,002	$1,871	3%	$1.30	$244	11%	$2,024	Dec 12
Verifone Systems Inc	$3,195	$1,886	44%	$0.61	$65	-77%	$3,491	Oct 12
WEX Inc	$2,925	$623	13%	$2.50	$97	-27%	$3,107	Dec 12
WEX Inc Percentile Rank	69	35	32	96	73	34	95

This peer group reflects modifications in August 2011, to remove Alliance Data Systems Corporation, Euronet Worldwide and Global Cash Access Holdings and add Cardtronics, DealerTrack Holdings, Green Dot Corporation, Higher One Holdings and Netspend Holdings. These modifications in conjunction with our own growth resulted in a peer group that more closely approximated our size with respect to market capitalization, revenues, net income and total assets.

While the peer group listed above and the other survey data referred to below was used to compare our executives’ compensation to the market, the Committee believes that understanding compensation practices for these companies similar to us in size and industry is only one important element in determining the appropriate compensation level for each of our executives. As outlined more fully below, the compensation of any individual executive may vary from the specific market data based on factors such as the individual’s performance, the scope of the duties performed by that individual, the importance of the position to the Company and internal equity.

Annual Review of Executive Compensation

Based on the above peer group and the other data discussed below, PM&P provided recommended ranges of compensation for base salary, total cash, long-term incentives and total direct compensation for each executive for 2012. PM&P collected comparable position data on each executive from two sources:

•	Proxy data for the companies in our peer group (where a peer position matched)

•	Market survey data for companies of comparable revenue

This data was blended equally where comparable peer data was available to produce a target compensation range competitive with the market 50th percentile (plus or minus 15%) for each executive. We believe market data at the 50th percentile for companies of comparable size and industry is the appropriate target in order to meet our objectives of attracting and retaining talent. PM&P used the following surveys in establishing the 50th percentile market survey data for companies of our size for 2012 compensation:

•	2011 US Mercer Benchmark Database (revenue range: $500 million - $1 billion)

•	Towers Watson Data Services 2011 General Industry Top Management Compensation Survey Report -US (revenue range $200 million - $500 million)

Data from companies in our revenue category who participated in these surveys was aggregated and incorporated into the target compensation ranges provided to the Committee by PM&P. The Committee did not receive data identified for any individual Company in these surveys. PM&P provided the Committee and the Company’s human resources department with the current placement of each executive within the target range. Management used the PM&P data to provide the Committee with recommended base salary changes, annual cash incentive targets and long-term equity targets for each of the executive officers.

In determining 2012 compensation, the Committee also examined the following in addition to the competitive data:

•	Summary of performance for each of the executive officers

•

A comparison of Mr. Dubyak’s realizable compensation from equity awards received from 2008 to 2010 (realizable compensation includes the in-the-money value of options and value of RSUs granted between 2008 and 2010 and long-term performance plan payouts for plans that began and ended between 2008 and 2010) relative to cumulative total shareholder return between December 31, 2007 and December 31, 2010. This analysis indicated that Mr. Dubyak’s realizable compensation from equity awards approximated the 69th percentile relative to peer group CEOs, while cumulative total shareholder return approximated the 80th percentile.

•	A tally sheet of each executive’s actual compensation for the years 2009-2011, including cash, equity and all other compensatory benefits and perquisites

•	Company performance against strategic and operational goals for the previous fiscal year

•	Proposed performance goals for the annual and long-term incentive programs for the upcoming fiscal year

•	Summary of board feedback on Mr. Dubyak’s leadership of the Company in achieving results against goals for the fiscal year

Total compensation summaries, showing historic, current and proposed total direct compensation for each executive officer are reviewed by the Committee each year. These summaries provide the target value of all components of the executive officers’ proposed compensation as well as the deferred compensation, benefits, perquisites and exit pay in the event of various termination scenarios, including a change of control. The purpose of this review is to assess whether the overall compensation package is consistent with the individual executive’s contribution toward Company performance. Annual review of the total compensation summaries also provides the Committee with a view of the impact of historical changes to compensation over time and an opportunity to assess effectiveness in attracting and retaining our executives and driving high performance.

The Committee looks at the total impact of all year-over-year changes in executive compensation to decide whether changes are appropriate. In reviewing total cash and equity compensation, the Committee considers the retention value of the long-term equity currently held by the executive and the impact that retirement or voluntary termination would have on the executive. Based on this review, the Committee can decide to adjust one or more elements of an executive’s total compensation. The Committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market.

Compensation levels for 2012 were based on the Committee’s review of executive total compensation in September 2011 and the STIP payout decision in 2013 for 2012 STIP performance objectives and final payout factors used for named executive officers other than Mr. Gumbley are shown below:

	Weighting by NEO
Company Goals	Dubyak	Elder	Smith	Maxsimic	Hogan	Threshold	Target Performance Goal	Maximum	Actual Result(1)	2012 Earned Payout Factor(2)
Adjusted Net Income(3)	50%	50%	20%	20%	50%	$134,158,000	$167,698,000	$191,176,000	$164,781,000	91%
PPG Adjusted Revenue(4)	20%	20%		10%	20%	$517,956,000	$609,360,000	$639,828,000	$587,557,000	76%
Americas New Product Revenue(5)	10%	10%	10%	10%	10%	$7,200,000	$9,200,000	$11,200,000	$9,187,000	100%
International PPG Adjusted Revenue(4)	10%	10%		10%		$63,558,000	$74,774,000	$77,391,000	$71,303,000	69%
International New Product Revenue(5)	10%	10%	10%	15%	10%	$1,000,000	$1,500,000	$2,000,000	$1,510,000	102%
Americas EBIT(6)			30%	15%		$222,416,000	$278,020,000	$316,943,000	$275,542,000	96%
Americas PPG Adjusted Revenue(4)			20%	10%		$454,398,000	$534,586,000	$561,315,000	$516,364,000	77%
New Product Prototype or Geography(7)			10%			Prototype developed but not tested	1 new product or market tested	2 new products and / or markets texted	1 new product or market tested	100%
Platform Strategy(8)					10%	N/A	Pass/Fail	N/A	Pass	100%
International EBIT(9)				10%		$19,328,000	$24,160,000	$25,851,000	$23,765,000	92%
STIP payout as a percentage of target based on 2012 performance	88%	88%	93%	89%	91%

(1)	Result as determined under the 2012 WEX Inc. Short-Term Incentive Program.

(2)

Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)

Adjusted Net Income means Adjusted Net Income as reported in the Company’s Form 8-K filing reporting the Company’s results for the performance period and may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges.

(4)

PPG adjusted revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2012 revenue goals and revenue results were adjusted to a PPG of $3.59 and A$1.40 (per liter) Australian for the purposes of calculating STIP payout.

(5)	New Revenue is any revenue not budgeted in 2011 from several identified strategic revenue sources.

(6)	EBIT is Earnings before Interest and Taxes and any allocations of corporate expenses to the business unit and is calculated consistently with Adjusted Net Income.

(7)

This performance goal is specific to the creation of a prototype “proof of concept” for a new product or geographic market that is viable and can be tested for market acceptance and approved by the CEO.

(8)	This Pass/Fail performance goal is specific to the delivery of a platform strategy to the executive team able to be used on conjunction with product roadmaps to make clear platform decisions.

(9)	International EBIT was adjusted to account for the impact of foreign currency and tax rate fluctuations as well as the impact of approved R&D and/or investments in international deals.

We have generally used adjusted net income and revenue adjusted for fuel prices and the impact of acquisitions as performance measures in our STIP. They represent key areas of focus for continued growth and stockholder return. The inclusion of Americas and International New Product Revenue, Americas and International EBIT and Americas and International Revenue goals reflects our 2012 focus on diversifying our revenue streams and building out our international presence. The New Product Prototype or Geography and Platform Strategy goals reinforced key performance deliverables for 2012.

2012 Executive Compensation Overview

Base Salary. Base salary is provided at a competitive level in order to attract and retain key talent and is reviewed annually. Annual adjustments to base salary are made based on a review of both the individual performance assessed by the CEO and reported to the Committee by management and the location of the executive officer’s current base salary in the target range provided by PM&P. Each of the named executive officers except Messrs. Elder and Gumbley received a base salary increase of 3.0% in 2012.

Mr. Elder received an increase of $50,000 (or 22%) as a market adjustment to reflect his growth in the role of Senior Vice President and Chief Financial Officer since his promotion in April of 2011.

Mr. Gumbley’s base salary increase was negotiated at the time of his initial employment. He received an increase of 10%.

Mr. Maxsimic received an additional increase of 3.4% upon his promotion to President, International in September of 2012.

Following these increases, the NEOs are, on average, positioned near the market 50th percentile of the market data provided by our consultants (excluding Mr. Gumbley, who resigned from WEX on May 18, 2012, and ceased to be an employee of WEX as of June 30, 2012).

Annual Incentive Compensation. The short-term annual incentive compensation program (STIP) is an annual bonus opportunity for associates at all levels of the organization who generally share the same key goals, other than those on commission and departmental incentive plans. The actual payouts of the STIP are contingent upon Committee-approved financial performance goals. For the executive officers, a performance-based bonus focuses management on our fiscal year financial results and strategic initiatives approved by the Committee at the beginning of each year.

At the target level of performance, named executive officer STIP payouts would be, on average, positioned within 15% of the median total cash compensation of the market composite identified by PM&P. At the maximum level of performance, which would represent performance that significantly exceeded target goals, STIP payouts would be at or above the 75th percentile of this market composite. If we fail to meet the threshold level goals as defined by the Committee, the executive officers receive no payout under the STIP. In 2012, the Company was required to achieve threshold results for adjusted net income in order for any portion of the STIP to be paid to any employees, including the executive officers.

Each year, management proposes performance level goals based on estimated achievability and current factors supporting or inhibiting achievement. The goals for 2012 were approved by the Committee in March 2012 and progress toward these goals was reported by the CEO to the Board of Directors throughout the year.

Named executives received 2012 STIP bonus targets and payment based on performance achievement outlined in the previous chart:

Named Executive Officer	Eligible Earnings(1)	Percentage of Eligible Earnings at Threshold	Percentage of Eligible Earnings at Target	Percentage of Eligible Earnings at Maximum	Actual Percentage of Eligible Earnings Paid	Actual Award
Michael E. Dubyak	$589,458	25.0%	100.0%	200.0%	88%	$518,546
Steven A. Elder	$272,308	13.75%	55.0%	110.0%	48%	$131,752
Melissa D. Smith	$426,777	17.5%	70.0%	140.0%	65%	$276,518
David D. Maxsimic	$359,451	18.75%	75.0%	150.0%	67%	$240,622
George W. Hogan	$287,432	11.25%	45.0%	90.0%	41%	$117,781

(1)	STIP Eligible Earnings include total gross pay for the applicable plan year excluding salary or wages classified by the Company as disability pay, commission/incentive pay and bonuses.

Mr. Gumbley resigned from WEX on May 18, 2012, and ceased to be an employee of WEX as of June 6, 2012. He received no 2012 STIP payout.

Long-Term Incentive Compensation. The Company provides long-term equity-based incentives through the LTIP. Grants under the LTIP have generally been provided as a mix of PSUs, which vest from 0% to 200% based on the achievement of performance goals and RSUs, which vest based on the passage of time. The metric used to determine the vesting of PSUs has generally been the achievement of adjusted net income targets and/or revenue targets set by the Committee. PSUs and RSUs generally vest over a three or four year period of employment. Executive overall compensation is weighted more heavily toward equity than cash as compared to non-executive employees.

The 2012 LTIP was implemented pursuant to our 2010 Equity and Incentive Plan which allows us to grant employees and directors stock options, stock awards (including restricted stock units), stock appreciation rights, performance-contingent awards and other awards. Eligible participants include executive officers and other selected employees in the Company. Each of the executive officers received a grant in 2012 through the LTIP.

The Committee grants stock awards at the fair market value of the stock at the time of grant. In determining the size of equity grants to executive officers, the Committee considers the peer group and survey data described above. The Committee also reviews potential equity ownership as a percentage of shares outstanding for each executive versus comparable positions within the peer group. Management does not grant awards without Committee approval. With the exception of limited grants to newly hired associates, grants are generally awarded in the first quarter of each year.

2012 LTIP. In March 2012, executive LTIP award targets for the annual grant were set after consideration of the data provided by PM&P. The 2012 LTIP was designed to support our long-term strategic plan and reward each of the NEOs for his or her contribution to the achievement of plan goals in 2012. NEO equity grants were 60% PSUs and 40% RSUs. The RSUs in the 2012 LTIP vest equally over three years on the anniversary of the grant date. The PSUs also vest, assuming performance criteria are met, in equal annual installments over three years on the anniversary of the grant date.

Mr. Dubyak’s 2012 equity grant value is larger than the other NEOs’ equity grant value due to the scope of his role as Chairman, President and CEO. In determining the appropriate level for each of the named executive officer grants other than Mr. Gumbley, the Committee reviewed a range of values provided by PM&P with the midpoint of the range being a blend of peer data and market data. Mr. Gumbley’s grant value was negotiated at the time of his initial employment. Mr. Gumbley’s outstanding equity awards were cancelled when he ceased to be an employee as of June 30, 2012.

In 2012, the Company was required to achieve threshold results for adjusted net income in order for any portion of the LTIP to be paid to any employees, including the executive officers. This threshold was $134,158,000.

The following table illustrates performance objectives and final payout rate, which are also sometimes referred to as the “conversion levels” of 2012 LTIP PSUs to shares of Company common stock for NEOs:

Company Goals	Weight	Threshold	Target Performance Goal	Maximum	Actual Result(1)	2012 Earned Payout Factor(2)
Adjusted Net Income(3)	40%	$134,158,000	$167,698,000	$191,176,000	$164,781,000	91%
PPG Adjusted Revenue(4)	60%	$517,956,000	$609,360,000	$639,828,000	$587,557,000	76%
PSU Conversion based on 2012 performance						81%

(1)	Result as determined under the 2012 WEX Inc. Long-Term Incentive Program.

(2)

Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)

Adjusted Net Income means Adjusted Net Income as reported in the Corporation’s Form 8-K filing reporting the Corporation’s results for the performance period and may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges. The Compensation Committee may exercise discretion to include all or part of an item of loss or expense.

(4)

PPG adjusted revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2012 revenue goals and revenue results were adjusted to a PPG of $3.59 for the purposes of calculating 2012 LTIP PSU conversion levels.

Given the goals of the 2012 LTIP, if the maximum level of PSUs had become vested as a result of the performance of the Company, the Committee believes the total compensation provided to the NEOs would reflect an appropriate pay-for-performance alignment.

2010 Growth Grant. The 2010 Growth Grant was designed to support our long-term strategic plan and reward each of the NEOs for his or her contribution to the achievement of plan goals through 2012. The 2010 Growth Grant included both PSUs and time vested RSUs for NEOS other than Mr. Dubyak, while Mr. Dubyak’s grant was evenly split between stock options and PSUs in an effort to further align his interest with our stockholders. The RSUs and options in the 2010 Growth Grant vested in equal annual installments over three years on the anniversary of the March 2010 grant date. The PSUs vested in March 2013 based on performance against the 2012 performance targets.

The following table illustrates performance objectives and final payout rate, which are also sometimes referred to as the “conversion levels” of 2010 Growth Grant to shares of Company common stock for NEOs:

Company Goals	Weight	Threshold	Target Performance Goal	Maximum	Actual Result(1)	2012 Earned Payout Factor (2)
2012 PPG Adjusted Revenue(3)	45%	$457,000,000	$520,000,000	$550,000,000	$553,000,000	200%
2012 Reported ANI(4)	30%	$111,000,000	$118,000,000	$131,000,000	$164,000,000	200%
2012 ROIC(5)	25%	10%	15%	17%	15.5%	125%
PSU Conversion based on 2012 performance						181	%(6)

(1)	Result as determined under the 2012 WEX Inc. Long-Term Incentive Program.

(2)

Payout factor represents payout level based on 50 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)

PPG adjusted revenue is revenue adjusted for changes in fuel prices and the impact of acquisitions. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2012 revenue goals and revenue results were adjusted to a PPG of $2.75 for the purposes of calculating 2010 Growth Grant conversion levels.

(4)

Adjusted Net Income means Adjusted Net Income as reported in the Company’s Form 8-K filing reporting the Company’s results for the performance period and may be adjusted to exclude the following items (if any): losses from discontinued operations, the cumulative effects of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect of changes to our effective federal or state tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense, including restructuring charges.

(5)	Mr. Elder’s award had a 200% 2012 Earned Payout Factor due to the fact that he was not a NEO at the time of grant and his award was therefore not subject to the ROIC metric.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the amount of compensation that WEX may deduct in any one year with respect to its CEO and the other three officers (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the most highly paid executive officers, other than our CFO. WEX receives no federal income tax deduction for any compensation that is (a) over $1 million and (b) is not performance-based as defined under Section 162(m). The STIP as well as the PSU component of our LTIP are generally intended to provide fully tax-deductible compensation. The time-based RSU component of our LTIP and discretionary cash bonuses, if any, are not considered performance-based under Section 162(m). The Committee may approve compensation that is not considered performance-based under Section 162(m) when it believes that such compensation is appropriate and consistent with our goal of building long-term stockholder value.

Executive Officer Equity Ownership Guidelines. We believe executive ownership of Company securities demonstrates a commitment to continued success and aligns the efforts of our executives with stockholders. The Committee established equity ownership guidelines for all executive officers in October 2005 and subsequently increased the holding requirements in December 2010. “Equity,” for the purposes of executive officer ownership guidelines, includes shares of our common stock and ownership interests in the WEX Common Stock Fund held in the Company’s 401(k) Plan. It does not include any RSUs or PSUs prior to their vesting and conversion to shares of stock.

These equity ownership guidelines require Mr. Dubyak to hold securities equal in value to at least 4 times his annual base salary, Executive Vice Presidents to hold 2.5 times their annual base salaries and all other executive officers to hold 1.5 times their annual base salaries. Beyond these ownership guidelines, the Company does not have a policy specifying a minimum period of time an executive must hold some or all of the Company shares obtained upon exercise of options or vesting of stock units. The policy requires existing officers to achieve their required ownership level within four years and newly appointed officers must now achieve their required ownership within three years of appointment.

The annual measurement date under the guidelines is July 31 of each year. For 2012, all NEOs held securities with value equal to the guidelines.

Employment Agreements. The Company provides employment agreements which include severance and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. In addition, our employment agreements contain non-compete, non-solicitation, non-disparagement and non-disclosure provisions which protect the Company in the event that an executive terminates his or her employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted and reviewed by the Committee annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Committee. The specific material provisions of these contracts are discussed in the “Employment Agreements, Severance and Change of Control Benefits” section of this proxy.

Hedging Policy. As part of our insider trading policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our common stock, including through the use of financial instruments such as short sales “against the box,” purchases or sales of puts, calls, or other “derivative securities” involving the Company’s stock.

Compensation Recovery. Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, we can recoup the amount of improper payments from our Chief Executive Officer and Chief Financial Officer. In addition, we intend to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to defer adoption of a clawback policy until the SEC issues guidance as to the required elements of such a policy to ensure that we are able to implement a single fully compliant policy at one time, rather than implementing a policy that may require significant modifications after the SEC regulations are issued.

Benefits and Perquisites. We provide competitive benefits to attract and retain high performing associates at all levels. This includes a health and welfare benefits package and a 401(k) plan.

Nonqualified Deferred Compensation. The Company administers an Executive Deferred Compensation Plan, or EDCP, that provides each of the executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of annual incentive compensation. The Company provides a match of up to 6 percent of the participant’s annual incentive compensation deferred into the EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the EDCP generally mirror those used in the 401(k) Plan.

Each of the named executives serving in his or her role at the time of election who was eligible to participate (all executives other than Mr. Gumbley) chose to defer a portion of his or her 2011 bonus into the EDCP in 2012.

Prior to our initial public offering, we offered the WEX Inc. Supplemental Investment and Savings Plan, or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Mr. Dubyak and Ms. Smith have balances in this plan, which continue to earn investment returns based on the funds they selected. These investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the EDCP or SERP accounts. No other executive officers participated in the SERP when it was an active plan.

Other Benefits. Pursuant to his Service Agreement, the Company paid Mr. Gumbley a sum equal to 10% of his annual salary in equal monthly installments to be paid into a Self Invested Pension Plan. The Company also reimbursed Mr. Gumbley for the cost of obtaining private medical health care up to a maximum of amount of 5,000 GBP, subject to statutory deductions.

Travel. Directors and executive officers, when traveling on WEX business, are reimbursed for their travel costs. No personal travel for directors or executive officers was reimbursed in 2012.

The aggregate value of all perquisites received by each of the executive officers in 2012 is detailed in the footnotes to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee is comprised entirely of independent directors as determined by the Board of Directors in accordance with its independence guidelines and the applicable listing standards of the New York Stock Exchange.

The compensation committee is responsible for review and oversight of executive and board compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. In connection with that responsibility, the compensation committee reports to the Board on the Company’s activities at each meeting of the Board. The compensation committee charter, which describes in detail the purpose, structure, membership, authority, responsibilities, procedures and administration of the compensation committee is available on the Company’s website.

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Kirk P. Pond, Chair

Shikhar Ghosh

Regina O. Sommer

Jack VanWoerkom

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Michael E. Dubyak	2012	$589,458	—	$1,299,990		—	$518,546	$21,839	$56,097	$2,485,930
Chairman, President and Chief Executive Officer	2011	$560,529	—	$1,336,660		—	$689,132	$13,462	$68,672	$2,668,456
	2010	$526,457	—	$939,375		$1,867,346	$777,261	$25,232	$103,983	$4,239,654

Steven A. Elder(8)	2012	$272,308	—	$224,997		—	$131,752	—	$22,091	$651,148
Senior Vice President and Chief Financial Officer	2011	$214,294	—	$164,512		—	$118,180	—	$11,126	$508,112

Melissa D. Smith(9)	2012	$426,777	—	$529,968		—	$276,518	$9,578	$34,830	$1,277,671
President, The Americas	2011	$390,901	—	$585,558		—	$335,325	$603	$44,691	$1,357,078
	2010	$345,385	—	$486,596		—	$305,956	$8,353	$58,947	$1,205,237

David D. Maxsimic(10)	2012	$359,451	—	$334,954		—	$240,622	—	$33,034	$968,061
President, International	2011	$332,877	—	$439,270		—	$305,958	—	$45,428	$1,123,533
	2010	$307,615	—	$328,781		—	$340,623	—	$54,397	$1,031,416

George W. Hogan	2012	$287,432	—	$249,961		—	$117,781	—	$13,559	$668,733
Senior Vice President, IT and Chief Information Officer	2011	$265,659	—	$257,050		—	$147,059	—	$21,284	$691,052
	2010	$242,308	$50,000	$194,639		—	$111,994	—	$44,442	$643,383

Gareth J. Gumbley(11)(12)	2012	$177,100	—	$341,903		—	—	—	$168,431	$687,434
Former, Executive Vice President, International	2011	$321,000	$160,500	$323,329	(13)	—	$188,748	—	$40,125	$1,033,702

(1)	Includes amounts that may be contributed by each named executive officer on a pre-tax basis to the company's 401(k) plan and Executive Deferred Compensation Plan.

(2)

Pursuant to his Service Agreement, Mr. Gumbley received a sign on bonus of 100,000 GBP converted to USD based on a 1-year average exchange rate of 1 GBP: 1.605 USD in 2011. In January 2011, the compensation committee approved a discretionary bonus, with respect to 2010 performance, to Mr. Hogan in the amount of $50,000.

(3)

The amounts shown in this column represent the aggregate grant date fair value of stock awards made during 2012, 2011, and 2010, respectively, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the Company's audited financial statements for the fiscal years ended December 31, 2012, 2011, and 2010, included in the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, February 28, 2012, and February 28, 2011, respectively. For PSUs granted on March 28, 2012 , these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of the 2012 PSU awards at the grant date assuming that the highest level of performance conditions was achieved was $1,559,988, $269,971, $635,937, $401,868, $299,953 and $410,232 for Mr. Dubyak, Mr. Elder, Ms. Smith, Mr. Maxsimic, Mr. Hogan and Mr. Gumbley, respectively. The value of the 2011 PSU awards at the grant date assuming that the highest level of performance conditions was achieved was $1,603,992, $197,414, $462,690, $407,167 and $388,035 for Mr. Dubyak, Mr. Elder, Ms. Smith, Mr. Maxsimic and Mr. Gumbley, respectively. The value of the 2010 PSU awards at the grant date assuming that the highest level of performance conditions was achieved was $3,757,500, $834,165, $563,625 and $333,666 for Mr. Dubyak, Ms. Smith, Mr. Maxsimic and Mr. Hogan, respectively.

(4)

The amount shown in this column represents the aggregate grant date fair value of an option award made during 2010, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 19 to the Company's audited financial statements for the fiscal year ended December 31, 2010, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011. The amounts reflected in this column does not represent the actual amount paid to or realized by the named executive officer for this award during fiscal year 2010.

(5)

The amounts shown reflect the cash incentive awarded in March 2013 for 2012 Short-Term Incentive Program results, March 2012 for 2011 Short-Term Incentive Program results, and March 2011 for 2010 Short-Term Incentive Program results and include amounts contributed by each named executive officer on a pre-tax basis to the Company's Executive Deferred Compensation Plan.

(6)	The amounts shown reflect Supplemental Executive Retirement Account earnings.

(7)	The following table describes the elements that are represented in the “All Other Compensation” column for 2012:

ALL OTHER COMPENSATION

Name	401(k) or Other Retirement Plan Employer Match ($)		EDCP Employer Match ($)	Health Allowance ($)		Other ($)		Total ($)
Michael E. Dubyak	$14,749		$41,348	—		—		$56,097
Steven A. Elder	$15,000		$7,091	—		—		$22,091
Melissa D. Smith	$14,711		$20,119	—		—		$34,830
David D. Maxsimic	$14,677		$18,358	—		—		$33,034
George W. Hogan	$4,736		$8,824	—		—		$13,559
Gareth J. Gumbley	$31,151	(a)	—	$2,866	(b)	$134,414	(c)	$168,431

(a)	Reflects company pension contribution of 19,349 GBP pursuant to Mr. Gumbley's Service Agreement.

(b)	Reflects a health allowance of 1,780 GBP for Mr. Gumbley.

(c)	Reflects pay in lieu of notice related to Mr. Gumbley's resignation of 83,487 GBP.

(8)

Mr. Elder was promoted to Senior Vice President, Chief Financial Officer on April 6, 2011. Formerly, Mr. Elder was Executive Vice President, Finance and Operations. Mr. Elder was not a named executive officer in 2010, and therefore no information is presented for that year.

(9)	Ms. Smith has served as President, The Americas since April 6, 2011. Prior to that, Ms. Smith was Senior Vice President, Finance and Chief Financial Officer.

(10)	Mr. Maxsimic was promoted to President, International on September 25, 2012. Formerly, Mr. Maxsimic was Interim EVP, International and prior to that was EVP, Sales and Marketing.

(11)	Mr. Gumbley resigned from WEX on May 18, 2012 and worked through June 6, 2012. Mr. Gumbley was not a named executive officer during 2010, and therefore no information is presented for that year.

(12)	Mr. Gumbley's cash compensation is paid in Great British Pounds. For purposes of this table, 2012 compensation was converted to USD based on a 1-year average exchange rate of 1 GBP: 1.610 USD.

(13)	Mr. Gumbley’s equity awards granted during fiscal year 2012 were cancelled upon his resignation.

2012 GRANTS OF PLAN-BASED AWARDS

The following table represents all plan-based awards granted to the named executive officers in 2012:

Name	Type of Award(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)(5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael E. Dubyak	STIP	—	$147,364	$589,458	$1,178,915	—	—	—	—	—	—	—
	RSU	3/28/2012	—	—	—	—	—	—	8,082	—	—	$519,996
	PSU	3/28/2012	—	—		3,031	12,123	24,246	—	—	—	$779,994

Steven A. Elder	STIP	—	$37,442	$149,769	$299,538	—	—	—	—	—	—	—
	RSU	3/28/2012	—	—	—	—	—	—	1,399	—	—	$90,012
	PSU	3/28/2012	—	—		525	2,098	4,196	—	—	—	$134,985

Melissa D. Smith	STIP	—	$74,686	$298,744	$597,488	—	—	—	—	—	—	—
	RSU	3/28/2012	—	—	—	—	—	—	3,295	—	—	$212,000
	PSU	3/28/2012	—	—	—	1,236	4,942	9,884	—	—	—	$317,968

David D. Maxsimic	STIP	—	$67,397	$269,588	$539,176	—	—	—	—	—	—	—
	RSU	3/28/2012	—	—	—	—	—	—	2,083	—	—	$134,020
	PSU	3/28/2012	—	—		781	3,123	6,246	—	—	—	$200,934

George W. Hogan	STIP	—	$32,336	$129,344	$258,688	—	—	—	—	—	—	—
	RSU	3/28/2012	—	—	—	—	—	—	1,554	—	—	$99,984
	PSU	3/28/2012	—	—		583	2,331	4,662	—	—	—	$149,977

Gareth J. Gumbley	STIP	—	$31,125	$124,501	$249,003	—	—	—	—	—	—	—
	RSU	3/28/2012	—	—	—	—	—	—	2,126	—	—	$136,787
	PSU	3/28/2012	—	—		797	3,188	6,376	—	—	—	$205,116

(1)	Type of Award: STIP = Short Term Incentive Program (cash); RSU = Restricted Stock Unit; PSU = Performance-Based Restricted Stock Unit. All awards are granted under our 2010 Equity and Incentive Plan.

(2)	Actual payouts under the 2012 STIP with respect to each named executive officer is shown above in the 2012 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

The PSUs granted on March 28, 2012 (to all NEOs excluding Gumbley) were convertible to RSUs based on the achievement of predetermined performance goals for the Company's Adjusted Net Income and PPG Adjusted Revenue for 2012 (which were achieved at 81% of target in the aggregate). Once converted to RSUs, the units vest ratably over 3 years, beginning one year from the original grant date. The PSUs granted on March 28, 2012 to Mr. Gumbley were convertible to RSUs based on the achievement of predetermined performance goals for the Company's International EBIT and International PPG Adjusted Revenue for 2012. Upon his resignation, Mr. Gumbley's performance units were cancelled.

(4)

RSUs granted on March 28, 2012 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of RSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(5)	These awards are subject to acceleration upon termination of employment as further described in the “-Employment Agreements, Severance and Change-of-Control Benefits” section below.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table represents stock options and unvested stock units held by each of the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael E. Dubyak
	—	43,838	—	$30.06	3/3/2018	28,234	$2,127,997	74,623	$5,624,336
Steven A. Elder
	4,898	—	—	$13.60	3/5/2017	4,428	$333,738	4,558	$343,536
Melissa D. Smith
	11,280	—	—	$13.60	3/5/2017	14,658	$1,104,773	18,817	$1,418,237
David D. Maxsimic
	—	—	—	—	—	9,287	$699,961	12,498	$941,974
George W. Hogan
	—	—	—	—	—	6,666	$502,416	7,881	$593,991
Gareth J. Gumbley(5)
	—	—	—	—	—	—	—	—	—

(1)

Non-Qualified Stock Options expiring on March 3, 2018 vest over three years at a rate of one third of the total award per year beginning on the first anniversary of the grant date which was March 3, 2010.

(2)	The following table shows the RSUs, by grant date, which have not yet vested as of December 31, 2012:

Name	March 3, 2010 (#)	March 10, 2011 (#)	May 19, 2011 (#)	March 28, 2012 (#)	Total (#)
Michael E. Dubyak	—	20,152	—	8,082	28,234
Steven A. Elder	548	2,481	—	1,399	4,428
Melissa D. Smith	3,090	5,813	2,460	3,295	14,658
David D. Maxsimic	2,088	5,116	—	2,083	9,287
George W. Hogan	1,236	3,876	—	1,554	6,666
Gareth J. Gumbley	—	—	—	—	—

Grant Date	Stock Award Vesting Schedule
March 3, 2010	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 10, 2011	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
May 19, 2011	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 28, 2012	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date

(3)	Reflects the value as calculated based on the closing price of the Company's common stock ($75.37) on December 31, 2012.

(4)	These amounts represent the number of PSUs granted assuming target performance conditions are met.

The following table shows the PSUs, by grant date, where achievement of the performance conditions had not been determined as of December, 31, 2012:

Name	March 3, 2010 (#)	March 28, 2012 (#)	Total (#)
Michael E. Dubyak	62,500	12,123	74,623
Steven A. Elder	2,460	2,098	4,558
Melissa D. Smith	13,875	4,942	18,817
David D. Maxsimic	9,375	3,123	12,498
George W. Hogan	5,550	2,331	7,881
Gareth J. Gumbley	—	—	—

The PSUs granted on March 3, 2010, may convert to RSUs based on the achievement of predetermined performance goals for the Company's annual revenue and adjusted net income for 2012 (which was determined after December 31, 2012 to have been achieved at 181% of target for Messrs. Dubyak, Maxsimic and Hogan and 200% for Mr. Elder). The PSUs granted on March 28, 2012 (to all NEOs excluding Gumbley) may convert to RSUs based on the achievement of predetermined performance goals for the Company's Adjusted Net Income and PPG Adjusted Revenue for 2012 (which was determined after December 31, 2012 to have been achieved at 81% of target).

(5)	All of Mr. Gumbley's outstanding equity was cancelled upon his resignation.

2012 OPTION EXERCISES AND STOCK VESTED

The following table represents stock options exercised and stock vested in 2012 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Dubyak	116,608	$4,795,626	22,340	$1,362,254
Steven A. Elder	—	—	3,175	$194,931
Melissa D. Smith	11,000	$532,400	11,556	$691,537
David D. Maxsimic	13,883	$639,649	10,530	$625,365
George W. Hogan	5,299	$237,448	5,815	$355,055
Gareth J. Gumbley	—	—	1,855	$113,804

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table represents the amounts deferred by each of the named executive officers in the WEX Corporation Executive Deferred Compensation Plan, or EDCP, and the WEX Corporation Supplemental Investment & Savings Plan, or SERP. The EDCP and SERP, which was frozen to new contributions on December 31, 2004, are described in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Michael E. Dubyak	SERP	—	—	21,839	—	366,199	(4)
	EDCP	259,273	31,113	101,296	29,117	1,284,889
Steven A. Elder	EDCP	13,175	7,905	844	—	40,833
Melissa D. Smith	SERP	—	—	9,578	—	68,663	(4)
	EDCP	16,591	16,591	22,238	—	240,865
David D. Maxsimic	EDCP	138,284	14,437	43,874	—	567,459
George W. Hogan	EDCP	41,223	7,067	6,256	—	114,146
Gareth J. Gumbley	EDCP	—	—	—	—	—

(1)

Participant contributions to the WEX Corporation EDCP are matched on annual incentive compensation payments only. WEX matches the executives’ incentive compensation deferral up to a maximum of 6% of their total incentive compensation award.

(2)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(3)

Portions of the amounts shown in this column have been previously reported in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns of the Summary Compensation Table in previous years, as follows:

Name	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michael E. Dubyak	—	856,321	235,975	1,092,296
Steven Elder	—	24,993	14,996	39,989
Melissa D. Smith	—	96,299	96,299	192,598
David D. Maxsimic	55,336	287,214	90,818	433,368
George W. Hogan	—	73,393	33,355	106,748
Gareth Gumbley	—	—	—	—

(4)	Includes the earnings and balance on December 31, 2012, of the SERP which is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

During the year ended December 31, 2012, participants were given the opportunity to select among various funds in the SERP and EDCP. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2012. The investment alternatives in the EDCP are the same as those available under our 401(k) plan with the exception of the BlackRock S&P 500 Index Fund. The comparable fund used in the 401(k), Merrill Lynch Equity Index Trust Tier 13, is a collective trust and cannot be used in a non-qualified plan such as the EDCP.

Rate of Return
SERP
Principal Global Investors Bond & Mortgage Securities	7.54%
Principal Global Investors Government & High Quality Bond	3.70%
Principal Global Investors Balanced	13.05%
Principal Global Investors LargeCap Growth	16.85%
Principal Global Investors LargeCap Value	18.58%
Principal Global Investors MidCap Blend	19.99%
Principal Global Investors Diversified International	18.99%
EDCP
The Oakmark Equity & Income Fund	9.05%
Davis New York Venture Fund Incorporated (Y)	13.05%
DWS RREEF Real Estate Securities Fund (A)	17.04%
American EuroPacific Growth Fund (R-4)	19.22%
Goldman Sachs Large Cap Value Fund	11.62%
Perkins MidCap Value Fund	10.08%
Prudential Jennison Small Comp	13.20%
ML Retirement Reserves	0.00%
Oppenheimer Developing Markets Fund (A)	20.85%
Victory Small Business Opportunity Fund (A)	12.16%
PIMCO Total Return Fund (A)	10.08%
Principal High Yield Fund	15.25%
Goldman Sachs Growth Opportunities Fund	19.58%
MainStay Large Cap Growth Fund	13.21%
BlackRock S&P 500 Index Fund	15.65%
WEX Inc. Common Stock Fund	38.85%

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL BENEFITS

The Company provides employment agreements which include severance and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted by PM&P and reviewed by the Compensation Committee.

The Compensation Committee reviews these agreements annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Compensation Committee.

The agreements contained the following provisions as of December 31, 2012:

	Mr. Dubyak(3)	Ms. Smith	Mr. Maxsimic(1)	Mr. Elder	Mr. Hogan
Basic Severance Benefit
Severance Payment	2x (base salary plus target bonus)	1x (base salary plus target bonus)		0.5x (base salary)	1x (base salary)
Accelerated Vesting of Equity	2 years	1 year	Per Retention Agreement	None
Health Benefit Continuation	1 year	1 year	1 year	None
Change of Control (CoC)(2) Severance Benefit Double Trigger: requires CoC and loss of comparable position)
Severance Payment	3x (base salary plus target bonus)	2x (base salary plus target bonus)
Accelerated Vesting of Equity	100 percent
Health Benefit Continuation	3 years	2 years
Other Agreement Provisions
280G Gross Up	Yes	None
Non-Compete(4)	2 years for without cause termination and constructive discharge with or with CoC; 1 year otherwise	2 years for without cause termination and constructive discharge with CoC; 1 year otherwise	2 years (if terminated for any reason prior to 3/10/13)	2 years for CoC; not specified for other scenarios	2 years for without cause termination and constructive discharge with CoC; 1 year otherwise
Non-Solicitation(5)
Non-Disparagement(6)
Non-Disclosure(7)	Indefinitely

(1)

On April 6, 2011, Mr. Maxsimic signed an Executive Retention Agreement with the Company pursuant to which Mr. Maxsimic agreed to an enhanced non-competition and non-solicitation obligations for up to two years following the termination of his employment for any reason (the “Restricted Period”). In consideration for these provisions, the Agreement provides that (1) certain stock option, restricted stock unit and performance-based restricted stock unit awards granted to Mr. Maxsimic in 2009, 2010 and 2011 (the “Outstanding Awards”) will continue to vest in the event that his employment is terminated without cause or upon constructive discharge and (2) the Company will grant to him a restricted stock unit award with respect to a number of shares of Company Common Stock equal to $100,000 divided by the closing price of the Common Stock on the New York Stock Exchange on the date of grant (the “New 2011 RSU Award”). Fifty percent (after satisfaction of tax withholding obligations) of the number of shares of Common Stock that otherwise would be delivered to Mr. Maxsimic with respect to any shares delivered pursuant to the continued vesting of the Outstanding Awards (other than stock options) will be deposited in escrow with the Company through and until the end of the Restricted Period. In the event that Mr. Maxsimic violates the Agreement’s non-competition and non-solicitation provisions, the escrowed shares will be forfeited back to the Company for no consideration. The Agreement modifies and supersedes the non-competition and non-solicitation provisions contained in the Employment Agreement, effective as of October 28, 2005, by and between the Company and Mr. Maxsimic except that the restricted period in the agreement reverted back to the restricted period in the employment agreement on March 10, 2012 grant.

(2)

“Change of control” means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(3)

In the event any payment or distribution to Mr. Dubyak under his employment agreement is determined to be subject to additional taxes under Section 280G of the Internal Revenue Code, he is entitled to receive a payment on an after-tax basis equal to the excise taxes imposed, and any penalties and interest. The decision to provide Mr. Dubyak with a 280G gross up was made at the time his agreement was executed in October 2005, after reviewing the standard provisions of agreements for executives at his level. The terms of these agreements continue from their original execution dates; no affirmative action was taken to renew the terms of the agreements.

(4)

Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from performing any acts which advance the interests of any existing or prospective competitors of WEX during the period specified in the agreement.

(5)

Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from soliciting customers or employees to terminate their relationship with the Company.

(6)

Each of the employment agreements signed by the executive officers contains a provision which restricts them from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.

(7)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following chart shows the payments to each named executive officer which would be made as a result of possible termination scenarios assuming each had occurred on December 30, 2012. As discussed above, Mr. Gumbley resigned from WEX on May 18, 2012, and ceased to be an employee of WEX as of June 30, 2012. He received no 2012 STIP payout and his outstanding LTIP awards were cancelled when he ceased his employment. We provided Mr. Gumbley a payment in lieu of notice totaling $134,414.

Named Executive Officer	Voluntary Termination or Involuntary Termination For Cause ($)	Involuntary Termination Without Cause ($)	Change in Control With Termination ($)	Disability ($)	Death ($)
Michael E. Dubyak
Acceleration of Equity Awards (1)	—	$9,230,563	$9,738,632	—	$9,738,632
Salary and Benefits Continuation	—	$1,195,323	$1,809,635	—	—
Short Term Incentive Program	—	$1,184,222	$1,776,333	$592,111	$592,111
Non-Qualified Plan(2)	$1,360,702	$1,360,702	$1,360,702	$1,360,702	$1,360,702
280G Gross-up	—	—	—	—	—

Total	$1,360,702	$12,970,809	$14,685,302	$1,952,813	$11,691,445

Steven A. Elder(3)
Acceleration of Equity Awards (1)	—	—	$677,199	—	$677,199
Salary and Benefits Continuation	—	$140,000	$593,870	—	—
Short Term Incentive Program		—	$308,000	—	—
Non-Qualified Plan(2)	$19,752	$19,752	$19,752	$19,752	$19,752

Total	$19,752	$159,752	$1,598,821	$19,752	$696,952

Melissa D. Smith
Acceleration of Equity Awards (1)	—	$1,796,745	$2,522,935	—	$2,522,935
Salary and Benefits Continuation	—	$442,158	$884,316	—	—
Short Term Incentive Program	—	$300,089	$600,178	$300,089	$300,089
Non-Qualified Plan(2)	$276,346	$276,346	$276,346	$276,346	$276,346

Total	$276,346	$2,815,338	$4,283,775	$576,435	$3,099,370

David D. Maxsimic(4)
Acceleration of Equity Awards (1)	—	$1,759,494	$1,641,935	—	$1,641,935
Salary and Benefits Continuation	—	$387,189	$774,378	—	—
Short Term Incentive Program	—	$277,500	$555,000	$277,500	$277,500
Non-Qualified Plan(2)	$432,711	$432,711	$432,711	$432,711	$432,711

Total	$432,711	$2,856,893	$3,404,024	$710,211	$2,352,146

George W. Hogan
Acceleration of Equity Awards (1)	—	—	$1,096,407	—	$1,096,407
Salary and Benefits Continuation	—	$288,725	$611,829	—	—
Short Term Incentive Program	—	—	$259,853	—	—
Non-Qualified Plan(2)	$65,856	$65,856	$65,856	$65,856	$65,856

Total	$65,856	$354,581	$2,033,945	$65,856	$1,162,263

(1)	For purposes of these calculations, the stock price used to calculate potential payments was the closing price on December 31, 2012, being $75.37.

(2)	As used in this table, Non-Qualified Plan Payout includes the participants' balances in their EDCP and SERP accounts.

(3)

Mr. Elder is covered by the WEX Inc. Severance Plan for Officers which provides for 26 weeks of base pay for EVP and SVPs who have been employed with the Company for a minimum of six months upon any termination without cause. On April 13, 2012, Mr. Elder executed a Change in Control Agreement pursuant to which, following a without cause termination or a constructive discharge (both as defined in the agreement), within 90 days before a change in control (as defined in the agreement) and ending 365 days after a change in control (as defined in the agreement), he will receive (i) a cash payment equal to the sum of his then current base salary plus his then current target incentive compensation award, multiplied by 200%, payable, at the company's option, in either one lump sum, equal installments not less frequently than once per month over a twelve month period, or a combination of lump sum and equal installments not less frequently than once per month over a twelve month period, and (ii) any and all base salary and incentive compensation awards earned but unpaid through the date of such termination and any unreimbursed business expenses. In addition, upon such termination, those outstanding and unvested stock options and unvested RSUs held by Mr. Elder of the date of termination will immediately become vested. In addition, the Company shall pay to Mr. Elder in a lump sum an amount equal to the present value of the Company's share of the cost of medical and dental insurance premiums for a 24 month period.

(4)

On April 6, 2011, Mr. Maxsimic signed an Executive Retention Agreement with the Company pursuant to certain stock option, restricted stock unit and performance-based restricted stock unit awards granted in 2009, 2010 and 2011 will continue to vest in the event that his employment is terminated without cause or upon constructive discharge.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2012. The Company’s only equity plan, the 2010 Equity and Incentive plan, has been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Restricted Stock Units (#)	Weighted-Average Exercise Price of Outstanding Options (Excludes Restricted Stock Units) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by Company security holders	735,128	$19,65	4,069,032

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the reports and written representations submitted to us, we believe that during 2012 all filings with the SEC by our officers, directors and 10 percent stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which WEX is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5 percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 or 1 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company’s annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company’s charter or bylaws.

There were no relationships or related transactions in 2012 which required review under the policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote “for” each director nominee or withhold your vote from one or more of the nominees.

You may vote “for” or “against” or “abstain” from voting on the proposals regarding the advisory vote on executive compensation and ratification of the independent registered public accounting firm. If you abstain from voting on either of these proposals, it will have the same effect as a vote “against” the proposal.

If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the two named nominees for directors,

•	for the approval of the company’s executive compensation,

•	for the ratification of Deloitte & Touche LLP as the auditors, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.

What if I do not vote?

The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other nominee, who is the holder of record, may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, under stock exchange rules, if applicable, your bank, broker or other nominee will be able to vote your shares in its discretion regarding the ratification of the Company’s independent auditors. However, under stock exchange rules, if applicable, your bank, broker or other nominee will not be able to vote your shares in its discretion in the election of directors or the advisory vote on executive compensation. Therefore, you must vote your shares if you want them to be counted for purposes of these votes.

What if I change my mind after I submit my proxy?

If your stock is registered in your name, you may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting.

If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

Your attendance at the meeting alone will not automatically revoke your proxy.

What happens if a director nominee is unable to stand for election?

The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than two nominees.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of one-third of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve the election of the directors?

Directors will be elected by a plurality of the votes cast at the meeting.

How many votes are needed to approve the advisory vote on executive compensation and to ratify the selection of the independent registered public accounting firm?

The affirmative vote of the holders of a majority of the shares present at the meeting in person, or by proxy, and entitled to vote is required for: approval of the advisory vote on executive compensation; and approval of the ratification of the selection of the independent registered public accounting firm. An abstention will be included in the denominator for purposes of determining the number of affirmative votes required for approval. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

What is the effect of not submitting my proxy if my shares are held in the WEX Inc.

Employee Savings Plan?

The trustee for the WEX Inc. Employee Savings Plan, which is often referred to as the 401(k) plan, will not vote the shares of participants who do not give specific instructions as to how those shares should be voted. As a result, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

What does it mean if I receive more than one proxy card?

It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will also publish the preliminary or, if available, the final results in a current report on Form 8-K within four business days of the end of the meeting. You may access a copy electronically on our website or through the SEC’s “EDGAR” website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Who pays the cost for proxy solicitation?

The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has hired AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC (“Phoenix”), to assist it in preparing for its annual meeting. The Company will bear the entire cost of Phoenix, including the payment of fees of approximately $6,000, plus reasonable expenses and other incremental charges, for its services. Although the Company does not presently intend to use Phoenix to solicit votes, employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. To the extent the Company deems it advisable, it will ask Phoenix to also solicit votes. Employees do not receive additional compensation for soliciting proxies. The Company will use Phoenix to advise it in connection with assessing the impact of the votes cast during the solicitation period.

How do I submit a stockholder proposal or director nominee for next year’s annual meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2014 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 97 Darling Avenue, South Portland, ME 04106,

no later than December 20, 2013. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 17, 2014, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2014 annual meeting of stockholders.

If a stockholder wishes to present a proposal before the 2014 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 17, 2013, nor later than February 14, 2014. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 17, 2014, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company’s By-Laws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wexinc.com, under the Corporate Governance tab.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the Company receives after February 14, 2014.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the Company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:

WEX Inc.

Attention: Investor Relations — Annual Meeting

97 Darling Avenue

South Portland, ME 04106

Email: investors@wexinc.com

If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.

What is meant by “incorporation by reference”?

“Incorporation by reference” means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC rules, the sections entitled “Audit Committee Report” and the “Compensation Committee Report,” of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company’s common stock.

How do I obtain directions to the annual meeting, notify you that I will attend the annual meeting or request future copies of your proxy materials?

Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:

WEX Inc.

Attention: Investor Relations — Annual Meeting

97 Darling Avenue

South Portland, ME 04106

Email: investors@wexinc.com

- or -

•	call the Investor Relations department at (866) 230-1633.

If you need directions on how to get to our Long Creek Campus offices in order to attend our annual meeting, please contact our Investor Relations office.

If you require copies of these or any future proxy materials, please refer to the Investor Relations page of our website at www.wexinc.com or contact our Investor Relations office.

How do I request a copy of your annual report on Form 10-K?

We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin

SENIOR VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

April 19, 2013

SOUTH PORTLAND, MAINE

ANNUAL MEETING OF STOCKHOLDERS OF

WEX INC.

May 17, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR ANNUAL MEETING TO BE HELD ON MAY 17, 2013:

The Notice of Meeting, Proxy Statement and Annual Report to Stockholders

are available at http://ir.wexinc.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

■ 20203030000000000000 0	051713

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR each nominee.
1. Election of Directors: To elect two directors for three-year terms.			The Board of Directors recommends a vote FOR Proposal 2.
	NOMINEES:				FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Shikhar Ghosh O Kirk P. Pond		2.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.
					FOR	AGAINST	ABSTAIN
			3.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

0                    ¢

WEX INC.

2013 ANNUAL MEETING OF STOCKHOLDERS - May 17, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Dubyak and Steven A. Elder as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of WEX Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the WEX Inc. Long Creek Campus offices, at 225 Gorham Road, South Portland, Maine, 04106, on Friday, May 17, 2013, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.

The proxy will be voted as specified, or if you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted: for the two named nominees for directors; for the approval of the company’s executive compensation; and, for the ratification of Deloitte & Touche LLP as the auditors. If you sign and submit a proxy, Michael E. Dubyak and Steven A. Elder are authorized to vote your shares according to their best judgment on any other matters that are properly presented at the meeting, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)
¢	14475	¢